Exhibit 3.1

JACOBINA MINERAÇÃO E COMÉRCIO LTDA. CNPJ No. 42.463.174/0001-30 NIRE No. 29.201.903.673 – 36th Amendment and Ratification to the Articles of Association –

(i) YAMANA JACOBINA HOLDINGS B.V., a company organized and existing under the laws of the Netherlands, with its principal place of business at Rapenburgerstraat 179P, 1011VM, Amsterdam, the Netherlands, enrolled with CNPJ under No. 09.358.072/0001-80, herein represented by its attorney-in-fact, Ms. Carolina Sampaio Batista, Brazilian, single, attorney, holder of Identity Card No. 11.371.581 SSP/MG, enrolled in with CPF under No. 061.841.786-95, resident and domiciled at Alameda Oscar Niemeyer, No. 436, Apt 706, Nova Vila da Serra district, Nova Lima/MG, Zip Code 34006-049;

(ii) YAMANA INTERNATIONAL HOLDINGS COÖPERATIE U.A., a company organized and existing under the laws of the Netherlands, with its principal place of business at Rapenburgerstraat 179P, 1011VM, Amsterdam, the Netherlands, enrolled with CNPJ under No. 09.358.074/0001-79, herein represented by its attorney-in-fact, Ms. Carolina Sampaio Batista, qualified above (“Withdrawing Partner”);

in their capacity as quotaholders of JACOBINA MINERAÇÃO E COMÉRCIO LTDA. (“Company”), a private entity, organized as a limited liability company, registered with JUCEB under NIRE 29.201.903.673, enrolled with CNPJ under No. 42.463.174/0001-30, with its principal place of business at Fazenda Itapicuru, no number, Part, Center, Jacobina/BA, Zip Code 44700-000, have resolved, unanimously and in mutual agreement, to amend and ratify the Company’s Articles of Association according to the following clauses and conditions:

SECTION ONE – TRANSFER OF QUOTAS

1.1.       Yamana International Holdings Coöpeatie U.A., qualified above, hereby withdraws from the Company upon the onerous transfer of all of its 9,200,000,268 (nine billion, two hundred million, two hundred and sixty eight) quotas in the Company’s capital stock, worth BRL 92,000,002.68 (ninety two million and two Brazilian reais and eight cents), all fully subscribed for and paid up, free and clear of any liens or encumbrances, to quotaholder Yamana Jacobina Holdings B.V., qualified above, in accordance with the Quota Assignment Agreement entered into by Yamana International Holding Coöperatie U.A. and Yamana Jacobina Holdings B.V. on 1 December 2020 and amended on 27 January 2021 (“Contribution Agreement”).

As a result of the transfer of quotas hereby agreed upon, partner Yamana Jacobina Holdings B.V. now holds 64,343,821,549 (sixty four billion, three hundred and forty-three million, eight hundred and twenty-one thousand, five hundred and forty-nine) quotas, worth an amount of BRL 643,438,215.49 (six hundred and forty-three million, four hundred and thirty-eight thousand, two hundred and fifteen Brazilian reais and forty-nine cents), representing 100% of the Company’s capital stock.

1.1.1       For all legal purposes, the Company hereby resigns from the right of first refusal it is entitled, in accordance with Article 9 of the Company’s Articles of Association.

1.1.2.       Yamana Jacobina Holdings B.V. hereby gives full, complete, general, irrevocable and irreversible release in relation to the quotas herein transferred by Yamana International Holdings Coöperatie U.A.

1.1.3.       Yamana International Holdings Coöperatie U.A. hereby gives full, complete, general, irrevocable and irreversible release in relation to the quotas herein transferred to Yamana Jacobina Holdings B.V.

1.2.       In view of the resolution set out in Item 1.1 above, the main section of Article 5 of the Company’s Articles of association shall henceforth be effective with the following wording:

“Article 5. The Company’s quota capital, fully subscribed for and paid up in Brazilian currency, is six hundred and forty-three million, four hundred and thirty-eight thousand, two hundred and fifteen Brazilian reais and forty-nine cents (BRL 643,438,215.49), divided into sixty-four billion, three hundred and forty-three million, eight hundred and twenty-one thousand, five hundred and forty-nine (64,343,821,549) quotas in the unit par value of one cent (R$ 0.01), all of which held by Yamana Jacobina Holdings B.V.”:

SECTION TWO – CONTINUITY AS A SINGLE-MEMBER COMPANY

2.1.       Yamana Jacobina Holdings B.V. hereby decides to remain as the sole quotaholder of the Company, which shall carry on business as a single-member company in accordance with Article 1,052, § 1 of Law No. 10,406 of 10 January 2002 (Brazilian Civil Code), and Normative Ruling No. 81/2020 of the National Trade Registration Department, as Article 1,033, line IV of the Brazilian Civil Code shall no longer apply to the Company.

2.2.       In view of the aforementioned resolution, the quotaholder resolves to amend the Company’s Articles of Association, which shall henceforth be effective with the following new wording, aimed at adapting the Company’s governance rules to those of a single-member company, which resolutions shall be taken in writing by the quotaholder:

2.2.1.       Article 2 of the Company’s Articles of Association shall have the following new wording:

“Article 2. The Company’s principal place of business is located at Fazenda Itapicuru, no number, Part, Center, Zip Code 44700-000, Jacobina, State of Bahia. It may maintain branches, offices and representative offices elsewhere in Brazil or abroad, by resolution of the quotaholder.”

2.2.2.       Article 5, § 1, of the Company’s Articles of Association shall have the following new wording:

“Paragraph 1. The liability of the quotaholder is limited to the amount of quotas held thereby, pursuant to article 1052 of the Brazilian Civil Code.”

2.2.3.       Article 5, § 2, of the Company’s Articles of Association shall have the following new wording:

“Paragraph 2. The quotaholder is not held vicariously liable for the Company’s obligations.”

2.2.4.       Article 6 of the Company’s Articles of Association shall have the following new wording:

“Article 6. The Company shall be managed by no less than one (1) and no more than seven (7) managers, individuals, who need not be quotaholders but shall be resident and domiciled in Brazil; the managers shall be appointed by the quotaholder’s resolution. The managers shall be vested with the powers necessary to manage and represent the Company, always two of them acting jointly and in strict accordance with the express instructions of the quotaholder.

Paragraph 1. The managers shall be designated by the quotaholder in a written resolution duly filed with the Registry of Companies, which shall serve as sufficient evidence of appointment. The monthly compensation of managers shall be set by resolution of the quotaholder. The quotaholder may establish that no compensation is payable to the managers.

Paragraph 2. The managers shall serve until they are dismissed by resolution of the quotaholder.”

2.2.5.       The main section of Article 7 of the Company’s Articles of Association shall have the following new wording:

“Article 7. The resolutions set out in law or in these Articles of Association shall be taken in writing, by means of a public or private instrument, to be undersigned by the quotaholder or its designated attorney-in-fact.”

2.2.6.       Paragraphs 1, 2 and 3 of Article 7 of the Company’s Articles of Association are hereby suppressed.

2.2.7.       The main section of Article 9 of the Company’s Articles of Association shall have the following new wording:

“Article 9. In case the plurality of quotaholders is reestablished, no quotas may be transferred, assigned, encumbered or otherwise disposed of to third parties, fully or in part, without the prior express consent of the other quotaholders.”

2.2.8.       The main section of Article 11 of the Company’s Articles of Association shall have the following new wording:

“Article 11. The net profits at year-end shall be allocated as determined by the quotaholder.”

2.2.9.       Article 11, § 1, of the Company’s Articles of Association is hereby suppressed.

2.2.10.       In view of the resolution set out in Item 2.2.8 above, Article 7 [sic], § 2, of the Company’s Articles of Association shall be renumbered to “Sole paragraph”, and shall have the following new wording:

“Sole paragraph. The Company may draw up interim balance sheets covering a period shorter than one year, and may also declare and pay interim profits based thereon by resolution of the quotaholder.”

2.2.11.       Article 12 of the Company’s Articles of Association shall have the following new wording:

“Article 12. A petition for judicial or extrajudicial reorganization shall be subject to resolution of the quotaholder, except in urgent cases, when managers may then apply for judicial reorganization upon authorization from the quotaholder.”

2.2.12.       Article 13 of the Company’s Articles of Association shall have the following new wording:

“Article 13. If the Company is wound up or goes into liquidation, the quotaholder or its designee shall act as liquidator. In this case, the Company’s assets shall be used to settle the Company’s obligations and the remaining assets, if any, shall be apportioned to the quotaholder.”

2.2.13.       Article 14 of the Company’s Articles of Association shall have the following new wording:

“Article 14. In case the plurality of quotaholders is reestablished, the withdrawal, extinguishment, death, exclusion, bankruptcy, judicial or extrajudicial reorganization of any quotaholder shall not cause the Company to be wound up; in this case, the Company shall remain in existence with the remaining quotaholders, unless the latter decide to liquidate it, provided that they represent a majority of the Company’s quota capital. The assets of the withdrawing, extinguished, deceased, excluded or bankrupt quotaholder, or of the quotaholder in judicial or extrajudicial reorganization, shall be calculated on the basis of a special balance sheet drawn up by the Company, and shall be paid, whether directly to them or to their respective heirs or successors, within six (6) months of the event, duly updated at the index that better reflects the loss of purchasing power in the Brazilian currency.”

2.2.14.       Article 15 of the Company’s Articles of Association shall have the following new wording:

“Article 15. These Articles of Association may be freely amended, at any time, by resolution of the quotaholder.”

SECTION THREE – RATIFICATION OF THE ARTICLES OF ASSOCIATION

3.       In view of the aforementioned resolutions, the partner has approved to consolidate the Company’s Articles of Association, which shall henceforth be effective with the following new wording:

JACOBINA MINERAÇÃO E COMÉRCIO LTDA. CNPJ No. 42.463.174/0001-30 NIRE 29.201.903.973 -Ratification of the Articles of Association-

Article 1. The Company shall operate under the name of JACOBINA MINERAÇÃO E COMÉRCIO LTDA.

Article 2. The Company’s principal place of business is located at Fazenda Itapicuru, no number, Part, Center, Zip Code 44700-000, Jacobina, State of Bahia. It may maintain branches, offices and representative offices elsewhere in Brazil or abroad, by resolution of the quotaholder.

Article 3. The Company shall engage in: (a) exploration, prospecting, processing and marketing of mineral ores of any kind; (b) import and export of goods and products in connection with the Company’s core business; (c) economic use of prospecting and mining concessions and authorizations; (d) commercialization of mineral ores of any kind; (e) provision of mineral prospecting services; (f) acquisition and lease of lands intended to satisfy the Company’s needs and objectives, as well as subsoil rights and interests; (g) holding equity interests in other companies, as member, partner or shareholder.

Article 4. The Company is established for an indefinite period.

Article 5. The Company’s quota capital, fully subscribed for and paid up in Brazilian currency, is six hundred and forty-three million, four hundred and thirty-eight thousand, two hundred and fifteen Brazilian reais and forty-nine cents (BRL 643,438,215.49), divided into sixty-four billion, three hundred and forty-three million, eight hundred and twenty-one thousand, five hundred and forty-nine (64,343,821,549) quotas in the unit par value of one cent (R$ 0.01), all of which held by Yamana Jacobina Holdings B.V.

Paragraph 1. The liability of the quotaholder is limited to the amount of quotas held thereby, pursuant to article 1052 of the Brazilian Civil Code.

Paragraph 2. The quotaholder is not held vicariously liable for the Company’s obligations.

Article 6. The Company shall be managed by no less than one (1) and no more than seven (7) managers, individuals, who need not be partners but shall be resident and domiciled in Brazil; the managers shall be appointed by the quotaholder’s resolution. The managers shall be vested with the powers necessary to manage and represent the Company, always two of them acting jointly and in strict accordance with the express instructions of the quotaholder.

Paragraph 1. The managers shall be designated by the quotaholder in a written resolution duly filed with the Register of Companies, which shall serve as sufficient evidence of appointment. The monthly compensation of managers shall be set by resolution of the quotaholder. The quotaholder may establish that no compensation is payable to the managers.

Paragraph 2. The managers shall serve until they are dismissed by resolution of the quotaholder.

Article 7.  The resolutions set out in law or in these Articles of Association shall be taken in writing, by means of a public or private instrument, to be undersigned by the quotaholder or its designated attorney-in-fact.

Article 8. Subject to the provisions in Article 9 of these Articles of Association, the managers, or an attorney-in-fact designated thereby, shall have the requisite powers to take all acts necessary or advisable for the Company’s management; these powers include, among others, those necessary to:

(a) represent the Company in and out of court, as plaintiff or defendant, before third parties, as well as before any government bodies, federal, state or municipal authorities, independent agencies, mixed-capital companies, and instrumentalities;

(b) manage, guide and oversee the Company’s businesses, which includes the sale, exchange or disposal of the Company’s movable or immovable properties in any way, establishing the respective terms, prices and conditions therefor; and

(c) sign any documents, even those entailing a responsibility or obligation for the Company, including deeds, negotiable instruments, checks, contracts of any kind, money orders, and others.

Sole Paragraph Powers of attorney on behalf of the Company shall always be signed by at least two managers; shall expressly state the powers granted; and, except for those granted for judicial purposes, shall be valid for a limited period.

Article 9. In case the plurality of quotaholders is reestablished, no quotas may be transferred, assigned, encumbered or otherwise disposed of to third parties, fully or in part, without the prior express consent of the other quotaholders.

Paragraph 1. The Company in first place, and then the quotaholders ratably to their respective equity interests (if the Company is not willing to acquire them), shall have a right of first refusal to acquire the quotas held by the assigning quotaholder, on equal footing with interested third parties. The assigning quotaholder shall give written notice to the Company and other quotaholders at least sixty (60) days in advance, stating the price, conditions and number of assigned quotas.

Paragraph 2. If the Company does not exercise its right of first refusal within sixty (60) days from said notice, the offered quotas shall be negotiated with the quotaholders that have timely expressed their interest in acquiring them from the assigning quotaholder. If no quotaholder exercises its respective right of first refusal on the stated conditions, the assigning quotaholder shall then be free to sell its quotas to third parties at least for the same price, on the same conditions and in the amounts then offered.

Paragraph 3. Any assignment or transfer of quotas by any quotaholder to a company in which it holds a majority of the voting capital, or to those of its respective controlling entity, shall be free and not covered by the limitations set out in the main section of this article.

Paragraph 4. Any assignment or transfer of quotas in breach of the rules set out in this article shall be null and void as regards the Company.

Paragraph 5. If a defaulting quotaholder fails to pay up its respective quotas in a timely manner, these quotas may be transferred to the other quotaholders or to third parties, and said defaulting quotaholder shall be excluded from the Company with the refund of the amount contributed thereby up to the exclusion date, less deductions prescribed by law.

Article 10. The Company’s fiscal year shall begin on January 1st and end on December 31st. A balance sheet and profit and loss statement shall be prepared at the end of each fiscal year and as of the year-end date.

Article 11. The net profits at year-end shall be allocated as determined by the quotaholder.

Sole paragraph. The Company may draw up interim balance sheets covering a period shorter than one year, and may also declare and pay interim profits based thereon by resolution of the quotaholder.

Article 12. A petition for judicial or extrajudicial reorganization shall be subject to resolution of the quotaholder, except in urgent cases, when managers may then apply for judicial reorganization upon authorization from the quotaholder.

Article 13. If the company is wound up or goes into liquidation, the quotaholder or its designee shall act as liquidator. In this case, the Company’s assets shall be used to settle the Company’s obligations and the remaining assets, if any, shall be apportioned to the quotaholder.

Article 14. In case the plurality of quotaholders is reestablished, the withdrawal, extinguishment, death, exclusion, bankruptcy, judicial or extrajudicial reorganization of any quotaholder shall not cause the Company to be wound up; in this case, the Company shall remain in existence with the remaining quotaholders, unless the latter decide to liquidate it, provided that they represent a majority of the Company’s quota capital. The assets of the withdrawing, extinguished, deceased, excluded or bankrupt quotaholder, or of the quotaholder in judicial or extrajudicial reorganization, shall be calculated on the basis of a special balance sheet drawn up by the Company, and shall be paid, whether directly to them or to their respective heirs or successors, within six (6) months of the event, duly updated at the index that better reflects the loss of purchasing power in the Brazilian currency.

Article 15. These Articles of Association may be freely amended, at any time, by resolution of the quotaholder.

Article 16. The rules on joint-stock companies set out in Law 6404/76, as amended by Law 10303/2001, and as further amended from time to time, shall apply in a subsidiary manner to these Articles of Association with regard to any matter over which they have been silent.

Article 17. The courts sitting in the Judicial District of Jacobina, State of Bahia, are hereby elected to resolve any disputes arising from these Articles of Association, to the exclusion of any other courts, however privileged they may be.

IN WITNESS WHEREOF, the parties electronically sign this instrument on 5 March 2021: Yamana Jacobina Holdings B.V. – quotaholder, represented by its attorney-in-fact Ms. Carolina Sampaio Batista; Yamana International Holdings Coöperatie U.A. withdrawing quotaholder, represented by its attorney-in-fact, Ms. Carolina Sampaio Batista; Ms. Carolina Sampaio Batista, manager of the Company; Mr. Sérgio Marcos Visconti, manager of the Company; Mr. Eduardo Bahia Martins Costa, manager of the Company; Rafael Pacheco Vieira, witness; Felipe Fernandes de Castro, witness.

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